Filed Pursuant to Rule 433
Registration Statement No. 333-259545
Issuer Free Writing Prospectus dated May 15, 2023
Relating to Preliminary Prospectus Supplement dated May 15, 2023

EATON CORPORATION

Pricing Term Sheet

4.350% Notes due 2028

This pricing term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement, dated May 15, 2023, relating to the offering of 4.350% Notes due 2028 by Eaton Corporation (the “Preliminary Prospectus Supplement”).  The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement.  Terms used and not defined herein have the meanings assigned in the Preliminary Prospectus Supplement.

Issuer:	Eaton Corporation
Guarantors:	As described in the Preliminary Prospectus Supplement
Maturity:	May 18, 2028
Principal Amount:	$500,000,000
Interest Rate:	4.350% per annum
Benchmark Treasury:	3.500% due April 30, 2028
Benchmark Treasury Price and Yield:	100-04 ¾; 3.467%
Spread to Benchmark Treasury:	90 bps
Yield to Maturity:	4.367%
Price to Public:	99.924% of the principal amount
Interest Payment Dates:	Semi-annually on May 18 and November 18, beginning November 18, 2023
Optional Redemption:	Treasury Rate plus 15 bps at any time prior to April 18, 2028 (one month prior to maturity); par call at any time on or after April 18, 2028
Issue Expected Ratings (Moody’s / S&P)*:	A3 / A-
CUSIP/ISIN:	278062 AK0 / US278062AK03
Change of Control Triggering Event:	Issuer required to make an offer to repurchase at 101% if a Change of Control Triggering event occurs
Trade Date:	May 15, 2023
Settlement Date:	May 18, 2023 (T+3)
Joint Book-Running Managers:	BNP Paribas Securities Corp. Goldman Sachs & Co. LLC J.P. Morgan Securities LLC
Co-Managers:
BofA Securities, Inc.
Citigroup Global Markets Inc.
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Morgan Stanley & Co. LLC
HSBC Securities (USA) Inc.
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
TD Securities (USA) LLC
Truist Securities, Inc.
Wells Fargo Securities, LLC
BNY Mellon Capital Markets, LLC
Loop Capital Markets LLC
Academy Securities, Inc.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus and the Preliminary Prospectus Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the Preliminary Prospectus Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the Preliminary Prospectus Supplement (or, if available, the prospectus supplement) if you request it by contacting BNP Paribas Securities Corp. by telephone at 1-800-854-5674; Goldman Sachs & Co. LLC by telephone at 1-866-471-2526; or J.P. Morgan Securities LLC by telephone at 1-212-834-4533.

It is expected that delivery of the Notes will be made against payment therefor on or about the closing date specified herein, which will be the third business day following the date of pricing of the Notes (this settlement cycle being referred to as “T+3”).  Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade Notes on the date of pricing, by virtue of the fact that the Notes initially will settle in T+3 to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED.  SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.